Exhibit 99.1

GLOBAL MOBILETECH FORECASTS INCREASED PROFITS FOR 2012

Increase in Net Earnings of 21-34 Percent

SPOKANE, WASHINGTON, May 30, 2012 -- Global MobileTech, Inc. (OTCBB: GLMB)(www.globalmobiletech.com), today issued its year-end earnings forecast to investors calling for an increase in net income of 21 percent, as the Company continues to focus on the more profitable segments of the mobile marketing industry in Asia.

With approximately 850,000 members in its location-based advertising networks, Global MobileTech is a leading provider of permission-based mobile marketing services in Southeast Asia, Hong Kong and China.  Global MobileTech presently serves approximately 12.5 million ads to its community based members monthly.

The Company forecast revenues of $15 - $16 million for the year ending on June 30, 2012, with earnings per share of $0.34 - $0.38 per share.  Net income is expected to increase from $1.488 million to between $1.8 and $2.0 million.

“I am very pleased with the success that we experienced over the past year in implementing a comprehensive plan to become a more focused, and more profitable company,” said Mohd Aris Bernawi, the Company’s Chief Executive Officer.  “Our decision to focus on our core strengths and the areas of the business has improved the Company’s earnings and value to shareholders.”

Global MobileTech recently reported that its shareholder equity, a basic measure of the value of worth of an enterprise, had doubled to $6.64 million in the first nine months of fiscal 2012 compared to $3.15 million for the fiscal year ended June 30, 2011.  The Company also reported that its gross profit margin for its mobile VoIP (Voice over Internet Protocol) communications and mobile advertising segment had improved sharply from 14 percent to 40 percent for the first nine months of its fiscal year, in comparison with the same period in  2011.

“We expect the trend of high-margin, premium work to continue through 2012 and into next year,” added Bernawi.

Global MobileTech’s patented technology platform combines mobile advertising and mobile communications services and powers mobile communities.  The Company’s principal business is to license its patented technology and to provide technical and administrative support to channel partners and private label partners.

The Company’s technology is used to create mobile communities of members who participate in permission-based advertising networks and, in return, receive credits toward free local and international cellular telephone calls and text messaging.  The Company has integrated its ability to serve mobile advertising and ability to seamlessly provide communications services through third party cellular and VoIP  operators.

While Global MobileTech has focused its efforts as a provider of technology and support services to channel partners and resellers, the Company recently announced the launch of its MaxCents shopping portal to be implemented this year in West Malaysia.  MaxCents will help the Company to further monetize its mobile VoIP communications and mobile marketing platform.

ABOUT GLOBAL MOBILETECH, INC.

Global MobileTech (www.globalmobiletech.com) provides a proprietary technology platform used to deliver mobile advertising to users participating in a rewards program.  The rewards program allows users to earn rewards points that may be used for free long distance and international calls and other incentives in return for their participation in the program.  Global MobileTech provides its patented technology to channel and private label partners and operates the MobiCAST and MobiREWARDS programs.  Its principal user base is located in Malaysia and Hong Kong.  In addition, Global MobileTech operates an alternative energy segment providing biomass energy consulting services in South East Asia.

Safe Harbor Statement:

Information contained in this release includes forward-looking statements and information that is based on beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. These forward looking statements often include forecasts and projections for future revenue and/or profits and are subject to revision and are not based on audited results. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Global MobileTech, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information before making an investment in the common stock of the Company.

FOR MORE INFORMATION contact

Jay McDaniel (201) 403-8196.